UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2012

The Hartford Financial Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 860-547-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 23, 2012, the Board of Directors of Hartford Fire Insurance Company, a subsidiary of The Hartford Financial Services Group, Inc., (the “Company”) approved changes to The Hartford Retirement Plan for U.S. Employees (the “Retirement Plan”) that also apply to The Hartford Excess Pension Plan II (the “Excess Pension Plan”), as well as changes to The Hartford Investment and Savings Plan (the “401(k) Plan”) and The Hartford Excess Savings Plan (the “Excess Savings Plan”).

Effective December 31, 2012, the cash balance formula under the Retirement Plan and the Excess Pension Plan (together the “Cash Balance Plans”) will be frozen for all Plan participants, including the Company’s named executive officers. As a result, employees will not accrue further benefits under the Cash Balance Plans, except that existing account balances will continue to accrue interest. Employees will also continue to earn service credit under the Cash Balance Plans towards vesting in their benefits.

In addition, effective January 1, 2013, benefits under the 401(k) Plan and Excess Savings Plan (together the “Company Savings Plans”) will be enhanced for all employees, including the Company’s named executive officers. As revised, the Company Savings Plans will provide for (i) a Company contribution equal to 2% of an employee’s pay, irrespective of whether employees elect to contribute, and (ii) a 100% Company matching contribution of employee contributions of up to 6% of pay. Pay recognized by the Company Savings Plans will include annual bonuses and overtime, in addition to base pay, shift differentials, commissions and sales incentive payments, but will be limited to a total of $1 million annually. Employees will be fully vested in Company contributions made to the 401(k) Plan after 2012 if they have two years of service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

April 27, 2012	By:	/S/ RICHARD G. COSTELLO
Name: Richard G. Costello
Title: Senior Vice President and Corporate Secretary